Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Jaguar Health, Inc.

San Francisco, California

We hereby consent to the incorporation by reference in this Registration Statement Form S-3 of our report dated February 15, 2017, relating to the financial statements of Jaguar Health, Inc. (formerly known as Jaguar Animal Health, Inc.) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

BDO USA, LLP

San Francisco, California

October 20, 2017